Exhibit 99.1

   UNITED FINANCIAL CORP.

FOR IMMEDIATE RELEASE
July 28, 2004 6:00 a.m. MT

Contact:   Kurt R. Weise
Chairman & CEO
763-512-5299

UNITED FINANCIAL CORP. ANNOUNCES JUNE 30, 2004 EARNINGS AND
DECLARES QUARTERLY DIVIDEND

HIGHLIGHTS: Total assets of $334 million; 2004 Q2 Net interest income up 7.6% over 2003 Q2; 2004 Q2 EPS of $.39 vs. 2003 Q2 EPS $.47.

Great Falls, Montana July 28, 2004 — United Financial Corp. (“United”) (NASDAQ-UBMT) today reported net income for the quarter ended June 30, 2004 of $945,769, or basic earnings per share of $.39 and $.38 per share on a fully diluted basis. This compares to June 30, 2003 earnings of $1,143,784, or basic earnings per share of $.47 and $.46 on a fully diluted basis. Net income for the six-month period ended June 30, 2004 was $1,919,959, or basic and diluted earnings per share of $.79 and $.76, respectively, compared to $2,125,924, or basic earnings per share of $.87 and $.85 on a fully diluted basis in the same period a year ago.

United’s assets at June 30, 2004 were $334 million. Net loans were $252 million at June 30, 2004 compared to $219 million a year ago. Net interest income rose to $3.2 million in the quarter ended June 30, 2004 compared to $3.0 million for the same quarter a year ago. United’s shareholders’ equity was $29.6 million at June 30, 2004, and book value per share was $12.16. Outstanding shares at June 30, 2004 were 2,433,965, compared to 2,441,669 at June 30, 2003.

Chairman and CEO, Kurt Weise, said, “Considering the significant drop in mortgage refinance activity and the approximate $.06 per share cost year-to-date of our new office in Billings, we are pleased with this six month period. Our net interest margin was up 13 basis points over last year and our return on equity was over 12%. Asset quality remained very good and net loans were up 15% over a year ago.”

United’s net interest margin was 4.16% for the first six months of 2004 compared to 4.03% for the first six months of 2003. Non-performing loans totaled $.4 million at June 30, 2004 and $.9 million at June 30, 2003. United’s past due and non-accrual loans totaled .30% of loans at June 30, 2004, compared to .78% for that of its peer bank holding companies at March 31, 2004 the most recent peer information available.

United declared a regular quarterly dividend of $.27 per share to shareholders of record on August 18, 2004, payable September 1, 2004. This represents a yield of 4.5% annualized on a stock price of $24.00 per share.

Forward-Looking Statements

When used in this press release, the words or phrases ‘will likely result in’, ‘are expected to’, ‘will continue’, ‘is anticipated’, ‘estimate’, ‘could’, or ‘project’ or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected including general economic conditions, business conditions in the banking industry, the regulatory environment, new legislation, vendor quality and efficiency, employee retention factors, rapidly changing technology and evolving banking industry standards, competitive standards, competitive factors including increased competition among financial institutions and fluctuating interest rate environments. Readers are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Readers should also carefully review the risk factors described in the company’s most recent Annual Report on Form 10-K for the period ending December 31, 2003 and other documents the company files from time to time with the Securities and Exchange Commission.

United Financial Corp. is a bank holding company based in Great Falls, Montana, and is the parent of Heritage Bank, a full service community bank with fifteen locations in Montana.

United Financial Corp.
Financial Highlights (Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003

Income statement amounts
Net interest income	$3,239	$3,012	$6,279	5,805
Provision for losses on loans	18	313	70	575
Noninterest income
Investment securities gains	—	—	213	18
Gain on the sale of loans	621	1,552	1,139	2,756
Other	462	337	799	605
Noninterest expense	2,865	2,882	5,281	5,468
Earnings from continuing
operations before income taxes	1,516	1,706	3,079	3,141
Income taxes	570	643	1,159	1,183
Discontinued operations	—	81	—	168
Net earnings	946	1,144	1,920	2,126

Per common share data
Net earnings - continuing operations
- basic	$0.39	0.44	0.79	0.80
- diluted	0.38	0.43	0.76	0.79
Net earnings - discontinued operations
- basic	—	0.03	—	0.07
- diluted	—	0.03	—	0.06

Cash dividends	1.27	0.48	1.54	0.36

Book value			12.16	12.97

Balances at end of period (from continuing operations)
Loans, gross			255,825	222,211
Allowance for losses on loans			3,733	3,581
Nonperforming assets
Nonperforming loans			370	857
Foreclosed properties			592	562

Investment securities available-for-sale			42,637	41,368
Total assets			334,063	383,766
Goodwill			1,422	3,429
Total deposits			240,806	242,782
Total stockholders' equity			29,601	31,671

Other supplemental information
Net earnings
Return on average assets			1.20%	1.37%
Return on average
common equity			12.12%	13.78%
Allowance for loan losses
to loans			1.46%	1.61%
Common shares outstanding
(end of period, in
thousands)			2,434	2,442

Net interest margin			4.16%	4.03%

Shareholders' equity
to total assets (excluding subordinated debt)			8.86%	8.25%

Dividend payout ratio			194.94%	41.38%